Exhibit 10.1
Ferro Corporation
Executive Separation Policy
Adopted June 23, 2010
     1. Purpose
     Ferro Corporation (the “Company”) seeks to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of the Company for the benefit of the Company’s stockholders. To achieve this goal, the Company has established this Executive Separation Policy (this “Policy”) effective June 23, 2010 (the “Effective Date”) to provide such employees with financial security and sufficient incentive to accept and continue employment. This Policy describes the separation pay and benefits that the Company will provide to Covered Executives (as defined below) if their employment with the Company terminates under certain circumstances. The Company also seeks to ensure that the separation process is handled professionally and efficiently.
     2. Application to Covered Employees
A.	This Policy applies to the Chief Executive Officer and other members of the Company’s Senior Management Committee, which as of the Effective Date, consists of: (i) the Chief Financial Officer, (ii) the Operating Group Vice President(s), (iii) the General Counsel and (iv) the Vice President, Human Resources (collectively, the “Covered Executives”).

B.	The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) may, from time to time, designate other persons holding other executive positions who are not members of the Company’s Senior Management Committee as Covered Executives under this Policy and the level of severance pay and benefits that such persons shall receive under this Policy.
     3. Termination of Employment
     The Company may terminate a Covered Executive’s employment with the Company, with or without Cause and a Covered Executive may terminate his or her employment with the Company for or without Good Reason, subject, however, in each case, to the terms and conditions of any written employment agreement between the Covered Executive and the Company.
     A. Termination by Company for Cause or by Covered Executive Without Good Reason
     If the Company terminates a Covered Executive’s employment with the Company for Cause, or a Covered Executive terminates his or her employment with the Company without Good Reason, the Covered Executive will be entitled to: (1) all earned but unpaid compensation for time worked through the Termination Date, to be paid on the Payment Date; and (2) any rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, including, without limitation, earned but unused vacation (the payments described in this Section 3.A are collectively referred to as the “Accrued Obligations”). Other than payment of the Accrued Obligations, a Covered Executive whose employment with the Company terminates as described in this Section 3.A shall not be entitled to receive any other severance pay or benefits. Nothing in the foregoing is intended to limit a Covered Executive’s ability to continue participating in the Company’s group health, dental and vision plans for the applicable COBRA continuation period, provided that the Covered Executive properly elects COBRA continuation coverage and pays the applicable COBRA premiums.
     B. Termination by Company Without Cause or by Covered Executive for Good Reason
     If the Company terminates a Covered Executive’s employment with the Company without Cause, or a Covered Executive terminates his or her employment with the Company for Good Reason, the Company will, subject to the terms and conditions of this Policy, provide the severance pay and benefits set forth below to the Covered Executive based on the Covered Executive’s position on the date of termination.

(1)	If the Covered Executive is the Chief Executive Officer, the Covered Executive will receive the following severance pay and benefits:
(a)	the Accrued Obligations;

(b)	a lump sum amount equal to twenty-four (24) months of the Chief Executive Officer’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), to be paid on the Payment Date;

(c)	a lump sum amount equal to two (2) times the annual incentive that the Chief Executive Officer would have earned under the Company’s annual incentive plan for the year in which the termination occurred, assuming that performance had been attained at the “target” level as based on a percentage of the Chief Executive Officer’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), to be paid on the Payment Date;

(d)	an amount equal to the annual incentive (if any) the Chief Executive Officer would have earned under the Company’s annual incentive plan for the year in which termination occurred if he or she was employed by the Company on the last day of that year, based on the actual level of performance attained for that year and prorated by multiplying this amount by a fraction, the numerator of which is equal to the number of days which have elapsed in such year through the Termination Date and the denominator of which is 365, to be paid at the same time as annual incentive payments are made to current similarly situated executives of the Company;

(e)	if the Chief Executive Officer is enrolled in the Company’s medical, dental and/or vision plan as of the Termination Date, the Chief Executive Officer and his or her spouse and dependents (if likewise so-enrolled as of the Termination Date) will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost to the Chief Executive Officer as would be incurred by similarly situated active employees (which may change from time-to-time) until (i) the date the Covered Executive becomes eligible for any medical, dental, or vision coverage provided by another employer or, if earlier, (ii) twenty-four (24) months following the Termination Date (the parties agree that the COBRA continuation period shall not begin until after the expiration of the periods set forth herein) ; and

(f)	reasonable outplacement services by a firm selected by the Company, at the expense of the Company, in an amount not to exceed $25,000, for a period lasting not longer than two (2) years after the Termination Date.
(2)	If the Covered Executive is not the Chief Executive Officer, the Covered Executive will receive the following severance pay and benefits:
(a)	the Accrued Obligations;

(b)	a lump sum amount equal to eighteen (18) months of the Covered Executive’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), to be paid on the Payment Date;

(c)	a lump sum amount equal to one and one-half (1.5) times the annual incentive that the Covered Executive would have earned under the Company’s annual incentive plan for the year in which the termination occurred, assuming that performance had been attained at the “target” level as based on a percentage of the Covered Executive’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), to be paid on the Payment Date;

(d)	an amount equal to the annual incentive (if any) the Covered Executive would have earned under the Company’s annual incentive plan for the year in which termination occurred if he or she was employed by the Company on the last day of that year, based on the actual level of performance attained for that year and prorated by multiplying this amount by a fraction, the numerator of which is equal to the number of days which have elapsed in such year through the Termination Date and the denominator of which is 365, to be paid at the same time as annual incentive payments are made to current similarly situated executives of the Company;

(e)	if the Covered Executive is enrolled in the Company’s medical, dental and/or vision plan as of the Termination Date, the Covered Executive and his or her spouse and dependents (if likewise so-enrolled as of the Termination Date) will continue to participate in those plans (whichever applicable) in accordance with the terms of such plans as they may be amended from time to time, at the same cost to the Covered Executive as would be incurred by similarly situated active employees (which may change from time-to-time) until (i) the date the Covered Executive becomes eligible for any medical, dental, or vision coverage provided by another employer or, if earlier, (ii) eighteen (18) months following the Termination Date (the parties agree that the COBRA continuation period shall not begin until after the expiration of the periods set forth herein); and

(f)	reasonable outplacement services by a firm selected by the Company, at the expense of the Company, in an amount not to exceed $10,000, for a period lasting not longer than one (1) year after the Covered Executive’s Termination Date.
     4. Eligibility For Separation Pay and Benefits
     Except with respect to the Accrued Obligations, the Company’s obligations to provide any severance pay and benefits under this Policy are contingent upon the following:
A.	The Covered Executive’s execution of the following documents in such form as provided by the Company and prior to the first date that any payment (other than the Accrued Obligations) is to begin:
(1)	a valid, enforceable, full and unconditional release of all claims whether known or unknown that the Covered Executive may have against the Company, its officers, fiduciaries, directors, agents, and employees as of the Termination Date; and

(2)	a Noncompetition, Non-Solicitation, Confidentiality, Non-Disparagement (and, if specified by the Company, Arbitration) Agreement.
B.	After the Termination Date, the Covered Executive agrees to provide reasonable assistance and cooperation with the Company concerning business or legal related matters about which the Covered Executive possesses relevant knowledge or information. Such cooperation will be provided only at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials). The Covered Executive will be reimbursed for the reasonable costs of providing assistance and cooperation, including, without limitation, reasonable travel and lodging expenses.
     The Company’s obligation to provide separation pay and benefits under this Policy will cease immediately if the Company determines that Covered Executive failed to comply with any of the foregoing conditions, and the Covered Executive will be required to return to the Company (with ten (10) days after request by the Company) any amounts the Company has paid to the Covered Executive under this Policy other than the Accrued Obligations.
     5. Section 409A
     This Policy is intended to comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom, and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code.
     Each payment under this Policy shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Covered Executive, directly or indirectly, designate the calendar year of any payment to be made under this Policy. If the Covered Executive dies following the Termination Date and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Covered Executive’s estate within 30 days after the date of the Covered Executive’s death.
     All reimbursements and in-kind benefits provided under this Policy that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Policy be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Covered Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Covered Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the periods described in this Policy. Within the time period permitted by the applicable Treasury Regulations, the Company may modify this Policy, in the least restrictive manner necessary and without any diminution in the value of the payments to the Covered Executive, in order to cause the provisions of this Policy to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Covered Executive pursuant to Section 409A of the Code.
     Notwithstanding anything in this Policy to the contrary, in the event that a Covered Executive is a “specified employee” (as defined in Section 409A of the Code) of the Company, as determined pursuant to the Company’s policy for identifying specified employees, on the date of the Covered Executive’s termination of employment and the Covered Executive is entitled to a payment and/or a benefit under this Policy that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the date of the Covered Executive’s termination of employment (or, if earlier, the date of the Covered Executive’s death). The first payment that can be made to the Covered Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Section 409A(a)(2)(B)(i) of the Code.
     6. Employment at Will
     Nothing in this Policy is to be construed such that a Covered Executive’s employment with the Company is anything other than employment “at will”.
     7. ERISA Provisions
     This Policy is intended to be a plan whose participation is limited to a “select group of management or highly compensated employees” within the meaning of Sections 4(b)(5), 201(2), 301(a)(3) and 401(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The claims procedure set forth in U.S. Department of Labor Regulation Section 2560.503-1 are incorporated by reference into this Policy.
     8. Governing Law
     The rights and obligations of the Covered Executives and the Company under this Policy will be governed and interpreted in accordance with the internal laws of the State of Ohio without regard to choice of law principles and to the extent not preempted by ERISA.

     9. Integration
     This Policy supersedes and replaces the terms of any employment agreement, offer letter, or other agreement with the Company, including any agreement in respect of confidentiality, that governs the terms and conditions applicable to the Covered Executive’s separation from the Company and is in effect immediately prior to the Covered Executive’s termination of employment (“Alternative Agreement”) with respect to the payment of severance or benefits, to the extent that the Alternative Agreement provides for the payment of severance or benefits in an amount less than are payable under this Policy. To the extent that a Covered Executive is entitled to payment of severance or benefits under an Alternative Agreement in an amount greater than are payable under this Policy, the amount of severance or benefits shall be determined under the Alternative Agreement and the Covered Executive shall not be entitled to any payments of severance or benefits under this Policy. Notwithstanding the foregoing, any rights to severance of the person serving as the Chief Executive Officer on the Effective Date shall be determined exclusively under this Policy, except as provided below.
     For purposes of clarity, if a Covered Executive is or becomes a party to the Company’s Change in Control Agreement dated as of January 1, 2009 (or a successor agreement in respect of a change in control, collectively, a “Change in Control Agreement”) and is terminated under circumstances that would entitle the Covered Executive to payments and benefits under the Change in Control Agreement, the terms of the Change in Control Agreement, and not this Policy, will apply and the Covered Executive will not be eligible for the payment of service or benefits under this Policy.
     10. Reservation of Rights
     This Policy may be modified from time to time, or terminated in its entirety, in the sole discretion of the Compensation Committee. Any modifications made by the Compensation Committee for any Covered Executive will apply to all Covered Executives for purposes of this Policy (except to the extent expressly stated otherwise). Any modifications to, or the termination of, this Policy will not affect the rights of Covered Executives whose Termination Date preceded such modification or termination. The Compensation Committee will have discretion to construe and interpret this Policy and its decisions will be final and binding on the Company, the Covered Executive and all other interested persons.
     11. Tax Withholding
     All payments to a Covered Executive under this Policy will be reduced by any required withholdings of applicable federal, state, local and foreign taxes.
     12. Assignment
     The Covered Executive’s rights and obligations under this Policy may not be assigned or transferred. The Company may not assign or transfer its obligations under this Agreement except in the event the Company is merged or consolidated into, or with, any other company, or if substantially all of the assets of the Company are transferred to another company.
     13. Remedies for Breach
     Each party will bear its own costs to resolve any dispute arising under this Policy; provided, however, that in the event that a Covered Executive is determined to be the prevailing party in such dispute pursuant to a final nonappealable order or in a binding arbitration, the Company will reimburse the Covered Executive for the reasonable costs incurred to enforce this Policy, including, without limitation, reasonable attorneys’ fees.
     14. Definitions
A.	Cause means that, in the reasonable judgment of the Compensation Committee, any of the following events have occurred: (1) the willful or negligent failure by the Covered Executive to substantially perform his or her duties with the Company and, after written notification by the Company to the Covered Executive, the continued failure of the Covered Executive to substantially perform such duties; (2) the willful or negligent engagement by the Covered Executive in conduct which is demonstrably and materially injurious to the

Company, financially or otherwise; (3) action or inaction by the Covered Executive that constitutes a breach of fiduciary duty with respect to the Company or any of its subsidiaries; (4) the engagement by the Covered Executive in egregious misconduct involving moral turpitude; or (5) the Covered Executive’s material breach of any agreement in respect of confidentiality with the Company, whether or not entered into after the Effective Date.
B.	Disability means a Covered Executive’s having become unable (as determined by the Compensation Committee in good faith) to perform regularly his or her duties with the Company by reason of illness or incapacity.

C.	Good Reason means the occurrence of any of the following: (1) a reduction in a Covered Executive’s annual base salary rate, unless such reduction generally applies to other Covered Executives regardless of the reason(s) therefor; (2) a substantial diminution in a Covered Executive’s duties, authorities or responsibilities; or (3) the relocation of a Covered Executive’s principal place of employment with the Company such that (a) the distance from the former principal place of employment to the relocated principal place of employment is over 50 miles and (b) the distance from his or her primary residence to the relocated principal place of employment is over 50 miles; provided, however, that Good Reason shall exist only to the extent that a Covered Executive provides the Company, in care of the Legal Department at the Company’s then-current corporate headquarters, with written notice of his or her intention to terminate employment with the Company for Good Reason that specifies the condition(s) constituting Good Reason and the Company fails to correct such condition(s) within ten (10) business days from receipt of such written notice. Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the one hundred and twentieth (120th) day following the later of its occurrence or the Covered Executive’s knowledge thereof, unless the Covered Executive has given the Company written notice of such condition and of the Covered Executive’s intent to terminate for Good Reason prior to such date. With respect to the Chief Executive Officer only, Good Reason shall also include a change in responsibilities such that the Chief Executive Officer reports to someone other than directly to the Company’s Board of Directors.

D.	Payment Date means, with respect to payment of any severance pay and/or benefits (except for any applicable medical, dental and/or vision benefits) relating to a Covered Executive’s termination of employment under this Policy, a date selected by the Company that is within thirty (30) days following the Termination Date except in respect of the payments provided for in 3B(1)(D) and 3B(2)(D) above; provided, however, that the Payment Date shall be such date as avoids a violation of applicable law, including but not limited to, Section 409A of the Code. The Payment Date may, at the sole discretion of the Company, be different dates for different pay and/or benefits due under this Policy, as long as such dates comply with the requirements of applicable law.

E.	Termination Date means the date on which a Covered Executive’s experiences a “separation from service” within the meaning of Section 409A of the Code from the Company.

F.	Without Cause means a termination of a Covered Executive’s employment (1) by the Company other than for Cause or (2) because of the Covered Executive’s Disability, but only to the extent that the Covered Executive is not receiving long-term disability benefits under the Company’s long-term disability plan (or is eligible, but declined to receive, such long-term disability benefits).
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